First Industrial Realty Trust
Initiates 2006 Guidance and Updates 2005 Guidance
Double-Digit Growth Expected for 2006
CHICAGO, September 27, 2005 — First Industrial Realty Trust, Inc. (NYSE: FR), the nation’s largest provider of diversified industrial real estate, will be hosting its Annual Investor Day tomorrow, September 28, 2005. During the presentations, senior management will be discussing guidance for net income available to common stockholders and funds from operations (FFO) per share, including the key drivers of accelerated growth expected for 2006.
“We anticipate double-digit growth in funds from operations per share for 2006,” said Mike Brennan, President and CEO of First Industrial. “Investments that we have already made in our national platform, talent base and investment capabilities are expected to drive accelerated growth into 2006 and beyond. Acquisition and development activity is accelerating and joint venture investments and fees are rising.”
2006 Outlook
First Industrial is initiating guidance for 2006 FFO per share/unit in the range of $3.90 to $4.10, and EPS of between $2.20 and $2.40. On balance sheet investment volume assumptions for 2006, which include both new developments and acquisitions, range from $600 million to $700 million with an 8.5% to 9.5% average cap rate. On balance sheet sales volume in 2006 is assumed to be approximately $600 million to $700 million with a 7.5% to 8.5% average cap rate, with book gains from property sales/fees of between $140 million and $150 million. Our assumption for net economic gains for on balance sheet transactions in 2006 is between $100 million and $110 million.
Our assumption for First Industrial’s FFO from joint ventures in 2006 is between $30 million and $35 million (which includes fees, promotes, and the prorata share of operations and net economic gain). Joint venture investment volume assumptions for 2006, which include both new developments and acquisitions, range from $800 million to $900 million. Joint venture sales volume in 2006 is assumed to be approximately $450 million to $550 million.

A reconciliation of estimated net income available to common stockholders to FFO follows.

	Low End of	High End of
	Guidance for 2006	Guidance for 2006
	(Per share/unit)	(Per share/unit)
Net Income Available to Common Stockholders	$2.20	$2.40
Add: Real Estate Depreciation/Amortization	2.50	2.50
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(0.80)	(0.80)

Funds From Operations (FFO)	$3.90	$4.10

Revised 2005 Outlook
First Industrial is increasing the bottom end of the guidance range for 2005 FFO per share/unit by $0.10. The new FFO per share/unit range is $3.55 to $3.65 and the updated 2005 EPS range is $1.75 to $1.85. On balance sheet investment volume assumptions for 2005, which include both new developments and acquisitions, are assumed to be approximately $750 million to $850 million with an 8.5% to 9.5% average cap rate. On balance sheet sales volume in 2005 is assumed to be approximately $650 million to $750 million with a 7.5% to 8.5% average cap rate, with book gains from property sales/fees of between $122 million and $128 million. Our assumption for net economic gains for on balance sheet transactions in 2005 is between $92 million and $98 million.
Our assumption for First Industrial’s FFO from joint ventures in 2005 is between $12 million and $16 million (which includes fees, promotes, and the prorata share of operations and net economic gain). Joint venture investment volume assumptions for 2005, which include both new developments and acquisitions, range from $1.5 billion to $1.6 billion. Joint venture sales volume in 2005 is assumed to be approximately $150 million to $200 million.
Our updated estimate for third quarter 2005 FFO per share/unit is in the range of $0.91 to $0.96.
A reconciliation of estimated net income available to common stockholders to FFO follows.

	3Q 2005	3Q 2005	Guidance for 2005	Guidance for 2005
	(Per share/unit)	(Per share/unit)	(Per share/unit)	(Per share/unit)
Net Income Available to Common Stockholders	$0.46	$0.51	$1.75	$1.85
Add: Real Estate Depreciation/Amortization	0.60	0.60	2.40	2.40
Less: Accumulated Depreciation/Amortization on Real Estate Sold	(0.15)	(0.15)	(0.60)	(0.60)

Funds From Operations (FFO)	$0.91	$0.96	$3.55	$3.65

Mr. Brennan continued, “A number of factors could impact our ability to deliver results in line with our assumptions, such as interest rates, the overall economy, the supply and demand of industrial real estate, the timing and yields for divestment and investment, and numerous other variables. There can be no assurance that First Industrial can achieve such results for 2005 or 2006. However, I believe that First Industrial has the proper strategy and tactical plans to deliver such results.”

Investor Day Webcast: Wednesday, September 28, 2005
First Industrial’s Investor Day webcast will begin at 9:00 a.m. Eastern time on Wednesday, September 28, 2005. Senior management presentations and the questions and answer session are expected to last approximately three hours. The live webcast may be accessed at First Industrial’s web site, www.firstindustrial.com, under the Investor Relations tab. A replay will also be available on the web site.
Supplemental Reporting Measure
First Industrial defines FFO as net income available to common stockholders, plus depreciation and amortization of real estate, minus accumulated depreciation and amortization on real estate sold.
The National Associations of Real Estate Investment Trust (“NAREIT”) has provided a recommendation on how real estate investment trusts (REITs) should define funds from operations (“FFO”). NAREIT suggests that FFO be defined as net income, excluding gains (or losses) from the sale of previously depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. NAREIT has also clarified that non-recurring charges and gains should be included in FFO. Importantly, as part of its guidance concerning FFO, NAREIT has stated that “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.” As a result, modifications to the NAREIT calculation of FFO are common among REITs.
First Industrial calculates FFO to include all cash gains and losses on all industrial property sales whether depreciation is or is not accumulated under the GAAP accounting rules. The Company believes that FFO inclusive of all cash gains and losses is a better performance measure because it reflects all the activities of the Company and better reflects the Company’s strategy, which includes investing in real estate; adding value through redevelopment, leasing and repositioning; and then selling the improved real estate in order to maximize investment returns.
The Company provides additional disclosure on net economic gains in its quarterly supplemental.
First Industrial Realty Trust, Inc., the nation’s largest provider of diversified industrial real estate, serves every aspect of Corporate America’s industrial real estate needs, including customized supply chain solutions, through its unique I-N-D-L operating platform, which utilizes a pure Industrial focus and National scope to provide Diverse facility types, while offering Local, full-service management and expertise. Building, buying, selling, leasing and managing industrial property in major markets nationwide, First Industrial develops long term relationships with corporate real estate directors, tenants and brokers to better serve customers with creative, flexible industrial real estate solutions.
This press release contains forward-looking information about the Company. A number of factors could cause the Company’s actual results to differ materially from those anticipated, including changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate levels, competition, supply and demand for industrial properties in the Company’s current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher- than-expected costs and changes in general accounting principles, policies and guidelines applicable to real estate investment trusts. In addition, there can be no assurance that FirstCal Industrial 2 will complete its purchase of the Portfolio or that the FirstCal Industrial 2 joint venture will be profitable to the Company. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

Contacts:	Sean P. O’Neill, SVP, Investor Relations and Corporate Communications 312-344-4401

Art Harmon, Sr. Mgr., Investor Relations and Corporate Communications 312-344-4320
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